Exhibit 99.1

SpartanNash Announces Fourth Quarter and Fiscal 2022 Results

Provides Fiscal Year 2023 Outlook

Raises Long-Term Net Sales Target and Reiterates Commitment to 2025 Strategic Plan

GRAND RAPIDS, MICH. – Feb. 23, 2023 – Food solutions company SpartanNash (the "Company") (Nasdaq: SPTN) today reported financial results for its 12-week fourth quarter and 52-week fiscal year ended December 31, 2022.

Fourth Quarter and Fiscal 2022 Highlights

•
Net sales of $2.3 billion for the quarter, increased 10.3% compared to $2.1 billion in the prior year quarter. Net sales of $9.6 billion for the fiscal year, increased 8.0% compared to $8.9 billion in the prior fiscal year.
•
Retail comparable sales increased 9.1% for the quarter and 7.7% for the fiscal year.
•
Net earnings of $0.7 million for the quarter compared to $22.2 million in the prior year quarter. Net earnings of $34.5 million for the fiscal year compared to $73.8 million in the prior fiscal year.
•
Adjusted EBITDA(1) of $47.2 million for the quarter compared to $43.0 million in the prior year quarter. Adjusted EBITDA(1) of $242.9 million for the fiscal year compared to $213.7 million in the prior fiscal year.

"Our team continues to execute on Our Winning RecipeTM, which led to solid fourth-quarter results and fiscal 2022 performance that exceeded expectations," said SpartanNash President and CEO Tony Sarsam. "Our strategy is driving sustainable growth, and I am proud that our supply chain and merchandising transformation initiatives will continue to generate significant benefits for our customers, store guests and suppliers in 2023 and beyond. Thank you to our dedicated Associates who consistently demonstrate operational excellence, giving us confidence we will reach our long-term growth and profitability targets."

Fourth Quarter Consolidated Financial Results

Net sales increased $215.6 million, or 10.3%, to $2.3 billion from $2.1 billion in the prior year quarter. The growth from prior year was driven by increases in both the Wholesale and Retail segments, which were favorably impacted by inflation as discussed within segment section below.

Gross profit was $341.4 million, or 14.8% of net sales, compared to $322.7 million, or 15.4% of net sales, in the prior year quarter. The gross profit increase was driven by higher sales, while the gross margin rate decline was driven by cycling of inflation-related price gains in the prior year and an increase in last-in-first-out (LIFO) expense of $5.7 million, or 21 basis points.

Reported operating expenses were $332.7 million, or 14.4% of net sales, compared to $289.4 million, or 13.8% of net sales, in the prior year quarter. The increase in expenses as a rate of sales was primarily due to cycling the transition impact of the paid time off (“PTO”) policy change, which reduced prior year quarter expenses by $21.4 million. During the fourth quarter of the prior year, the Company elected to transition from a grant-based policy to an accrual-based policy, which resulted in a lower required accrual balance at the end of the prior fiscal year. Also contributing to the increase in expenses as a rate of sales were higher corporate administrative costs, which included upfront investments in the merchandising transformation initiative of $3.6 million. The increases in expenses were partially offset by a reduction in the supply chain expense rates as a result of efficiencies realized from the Company’s supply chain transformation initiative, as well as lower health insurance costs.

The Company reported operating earnings of $8.8 million, a decrease of $24.6 million, compared to $33.4 million in the prior year quarter, due to the changes in net sales, gross profit, and operating expenses discussed above. Adjusted operating earnings(2) were $22.0 million, an increase of $1.5 million, compared to $20.6 million in the prior year quarter and were adjusted for the items detailed in Table 3.

Interest expense increased $5.1 million from the prior year quarter due to rising interest rates and an increase in borrowings. Other income for the fourth quarter included $0.8 million of income related to the partial settlement of a post-retirement benefit plan.

The Company reported net earnings of $0.7 million, or $0.02 per diluted share, compared to $22.2 million, or $0.62 per diluted share in the prior year quarter. Adjusted earnings from continuing operations(3) for the fourth quarter were $10.2 million, or $0.28 per diluted share, compared to $12.4 million, or $0.34 per diluted share in the prior year quarter. A reconciliation of net earnings to adjusted earnings from continuing operations, as well as per diluted share, is included in Table 4.

Adjusted EBITDA(1) increased $4.1 million to $47.2 million, compared to $43.0 million in the prior year quarter, due to the factors mentioned above. A reconciliation of net earnings to adjusted EBITDA is included in Table 2.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Fourth Quarter Segment Financial Results

Wholesale

Net sales for Wholesale increased $151.2 million, or 10.2%, to $1.63 billion from $1.48 billion in the prior year quarter. The increase in net sales was due primarily to the inflationary impact on pricing, which increased net sales by 11.8% compared to the prior year, while lower case volumes decreased net sales by 1.6% compared to the prior year.

Reported operating earnings for Wholesale were $0.3 million, compared to $10.1 million in the prior year quarter. As a rate to sales, the decrease in reported operating earnings was due to cycling the $10.1 million transition impact of the PTO policy change in the prior year, a lower gross profit rate, primarily driven by an increase in LIFO expense of $6.3 million, or 34 basis points, and increases in corporate administrative costs. The increase in the expenses above were partially offset by a reduced rate of supply chain expenses as a result of efficiencies realized from the Company’s supply chain transformation initiative. Adjusted operating earnings(2) increased $6.6 million to $13.6 million from $7.0 million in the prior year quarter. Adjusted operating earnings exclude, among other items, the transition impact of the PTO policy in the prior year, as well as LIFO expense and restructuring and asset impairment activity in both years.

Retail

Net sales for Retail increased $64.4 million, or 10.5%, to $677.5 million from $613.1 million in the prior year quarter. Retail comparable store sales increased 9.1% for the quarter. Retail comparable store sales increased by 11.2% due to inflation, and decreased by 2.1% due to reduced item counts.

Reported operating earnings for Retail were $8.5 million, compared to $23.3 million in the prior year quarter. As a rate to sales, the decrease was due to cycling the $11.3 million transition impact of the PTO policy change in the prior year, a lower gross profit rate, and increased corporate administrative costs. Adjusted operating earnings(2) were $8.5 million, compared to $13.6 million in the prior year quarter. Adjusted operating earnings exclude, among other items, the transition impact of the PTO policy in the prior year, as well as LIFO expense and restructuring and asset impairment charges in both years.

Fiscal 2022 Consolidated Financial Results

Net sales for the fiscal year ended December 31, 2022 increased $712.1 million, or 8.0%, to $9.6 billion from $8.9 billion in the prior fiscal year. The increase from the prior year was due to net sales growth in both the Wholesale and Retail segments, which were favorably impacted by inflationary pricing of 10.4% and 9.6%, respectively. Partially offsetting these increases were case volume declines of 2.6% in the Wholesale segment and item declines of 1.9% in the Retail segment.

The Company reported net earnings for the fiscal year of $34.5 million, or $0.95 per diluted share, compared to $73.8 million, or $2.05 per diluted share, in the prior year. The decrease was primarily attributable to higher LIFO expense of $38.2 million, higher corporate administrative costs, including increased incentive compensation of $21.6 million, up-front investments in the merchandising transformation initiative of $10.6 million, and costs related to shareholder activism of $7.3 million, lower Retail margin rates, the transition impact of the new PTO policy in the prior year of $21.4 million, and increased interest expense of $8.9 million. These unfavorable variances were partially offset by increased sales, an improved Wholesale gross margin rate, and supply chain cost reductions as a result of efficiencies realized and lower fees associated with the Company’s supply chain transformation initiative as well as lower health insurance costs. Adjusted earnings from continuing operations(3) for fiscal 2022 were $84.7 million, or $2.33 per diluted share, compared to $74.9 million, or $2.08 per diluted share, in the prior year. Fiscal 2022 adjusted earnings exclude, among other items, LIFO expense, costs related to shareholder activism, and restructuring and asset impairment charges. Fiscal 2021 adjusted earnings exclude, among other items, the accounting impact of transitioning to a new PTO policy, LIFO expense, and restructuring and asset impairment charges.

Adjusted EBITDA(1) for fiscal 2022 was $242.9 million, or 2.5% of net sales, compared to $213.7 million, or 2.4% of net sales, in fiscal 2021.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for fiscal 2022 were $110.4 million compared to $161.2 million in the prior year. The decrease in cash flows compared to the prior year was due primarily to changes in working capital. Long-term debt and finance lease liabilities increased $97.9 million for the year due to funding changes in working capital and acquisitions during fiscal 2022 totaling $41.5 million. The Company’s net long-term debt(4) to adjusted EBITDA(1) ratio increased over the current year period from 1.8x to 2.0x. A reconciliation of long-term debt and finance lease obligations to net long-term debt is included in Table 5.

Purchases of property and equipment were $97.3 million for fiscal 2022 compared to $79.4 million in the prior year, while capital expenditures and IT capital(5) totaled $102.1 million for fiscal 2022 compared to $85.8 million in the prior year. A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7.

During fiscal 2022, the Company paid $29.7 million in cash dividends, equal to $0.84 per common share. The Company also repurchased 1,046,538 shares of common stock for a total of $32.5 million during fiscal 2022, with an average price of $31.05 per share. In total, the Company returned $62.2 million to shareholders during fiscal 2022. As of December 31, 2022, $44.0 million remains available under the Company’s share repurchase program, which expires on February 22, 2027.

On November 17, 2022, the Company entered into an amendment (the "Amendment") to its Amended and Restated Loan and Security Agreement. The principal changes of the Amendment included an extension of the maturity date of the loans from December 18, 2023 to November 17, 2027 and a reset of certain advance rates for the borrowing base.

Fiscal 2023 Outlook

The following table provides the Company’s guidance for fiscal 2023:

	Fiscal 2022	Fiscal 2023 Guidance
	Actual	Low	High
Total net sales (millions)	$9,643	$9,900	$10,200
Adjusted EBITDA(1) (millions)	$243	$248	$263
Adjusted EPS(3)	$2.33	$2.20	$2.35
Capital expenditures and IT capital(5) (thousands)	$102,097	$130,000	$145,000

The Company expects Wholesale net sales to grow 4.0% to 7.0%, inclusive of the net sales from a recently acquired grocery wholesaler, Great Lakes Foods, and it expects Retail comparable sales to grow 2.0% to 5.0%. The Company expects its annual interest expense will range from $37 million to $42 million.

During the first quarter of 2023, the Company will cycle a significant inflation-related price change benefit of nearly $10 million, in addition to $4 million in Retail wage investments. The Company expects the benefits from its supply chain and merchandising transformation initiatives will not fully offset these headwinds in the first quarter of 2023.

Fiscal 2025 Long-Term Targets

Building on the success of its transformation, the Company has now pivoted to growth. By continuing to implement Our Winning Recipe, the Company expects its fiscal 2025 long-term financial targets will grow:

•
Net sales to more than $10.5 billion (previously $10 billion), an increase of at least 17% from fiscal 2021
•
Adjusted EBITDA to more than $300 million, an increase of at least 40% from fiscal 2021

These targets are expected to be achieved through several initiatives, including:

•
Increasing net sales by more than $1 billion through customer acquisition and continued expansion into value-add offerings
•
Realizing benefits of $125 million to $150 million during fiscal 2021 through fiscal 2025 from the supply chain and merchandising transformation initiatives, as well as the ongoing marketing innovation
•
Driving shareholder value through continued focus on return on capital

Conference Call & Supplemental Earnings Presentation

The Company will host a conference call to discuss its quarterly results with additional comments and details on Thursday, February 23, 2023, at 8:30 a.m. ET. There will also be a simultaneous, live webcast made available at SpartanNash's website at www.spartannash.com/webcasts under the "Investor Relations" section and will remain archived on the Company's website.

A supplemental quarterly earnings presentation will also be available on the Company’s website at www.spartannash.com/investor-presentations.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company’s own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. To support its distribution business, the Company operates a strategically developed network of large-scale distribution facilities and a nationwide transportation fleet. In addition, the Company owns and operates 147 supermarkets – primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market – and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release and in the Company's website-accessible conference calls with analysts and investor presentations include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements may be identifiable by words or phrases indicating that the Company or management "expects," "anticipates," "plans," "believes," "intends," or "estimates," or that a particular occurrence or event "may," "could," "should," "will" or "will likely" result, occur or be pursued or "continue" in the future, that the "outlook", "trend", "guidance" or "target" is toward a particular result or occurrence, that a development is an "opportunity," "priority," "strategy," "focus," that the Company is "positioned" for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies may affect actual results and could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in an extremely competitive industry; the Company's dependence on certain major customers; the Company's ability to implement its growth strategy and transformation initiatives; changes in relationships with the Company’s vendor base and supply chain disruptions; vulnerability to decreases in the supply and increases in the price of raw materials and labor, manufacturing, distribution and other costs; macroeconomic uncertainty, including rising inflation, potential economic recession, and increasing interest rates; difficulty attracting and retaining well-qualified Associates and effectively managing increased labor costs; customers to whom the Company extends credit or for whom the Company guarantees loans or lease obligations may fail to repay the Company; not achieving the Company’s strategy of growth through acquisitions and encountering difficulties successfully integrating acquired businesses that may not realize the anticipated benefits; the Company's ability to manage its private brand program for U.S. military commissaries, including the termination of the program or not achieving the desired results; disruptions to the Company's information security network, including security breaches and cyber-attacks; changes in the geopolitical conditions, including the Russia-Ukraine conflict; instances of security threats, severe weather conditions and natural disasters; climate change and an increased focus by stakeholders on environmental sustainability and corporate responsibility; impacts to the Company’s business and reputation due to an increasing focus on environmental, social and governance matters; disruptions associated with disease outbreaks, such as the COVID-19 pandemic; impairment charges for goodwill or other long-lived assets; the Company's ability to successfully manage leadership transitions; interest rate fluctuations; the Company's ability to service its debt and to comply with debt covenants; the Company’s level of indebtedness; changes in government regulations; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; labor relations issues; cost increases related to multi-employer pension plans and other postretirement plans; and other risks and uncertainties listed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

Non-GAAP Financial Measures

This press release includes information regarding adjusted operating earnings, adjusted earnings from continuing operations, as well as per diluted share ("adjusted EPS"), net long-term debt, capital expenditures and IT capital, and adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. These measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company's performance against its peers. Certain of these measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

The Company is unable to provide a full reconciliation of the GAAP to non-GAAP measures used in the Fiscal 2023 Outlook and Fiscal 2025 Long-Term Targets sections of this press release without unreasonable effort because it is not possible to predict certain adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable, and do not relate to the Company's routine activities. These adjustments may include, among other items, restructuring and asset impairment activity, acquisition and integration costs, severance, costs related to the postretirement plan amendment and settlement, and organizational realignment costs, and the impact of adjustments to the LIFO inventory reserve. This information is dependent upon future events, which may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2023 or fiscal 2025, respectively.

(1)
A reconciliation of net earnings to adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.
(2)
A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.
(3)
A reconciliation of net earnings to adjusted earnings from continuing operations, as well as per diluted share ("adjusted EPS"), a non-GAAP financial measure, is provided in Table 4 below.
(4)
A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.
(5)
A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

# # #

CONTACT:

Investor Relations:

Kayleigh Campbell

Head of Investor Relations

Kayleigh.Campbell@spartannash.com

SpartanNashIR@icrinc.com

Media:

Adrienne Chance

SVP, Communications

press@spartannash.com

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
	December 31,	January 1,	December 31,	January 1,
(In thousands, except per share amounts)	2022	2022	2022	2022
Net sales	$2,309,040	$2,093,427	$9,643,100	$8,931,039
Cost of sales	1,967,601	1,770,689	8,145,625	7,527,160
Gross profit	341,439	322,738	1,497,475	1,403,879

Operating expenses
Selling, general and administrative	333,361	310,424	1,427,783	1,309,456
Paid time off transition adjustment	—	(21,371)	—	(21,371)
Acquisition and integration, net	245	427	343	708
Restructuring and asset impairment, net	(933)	(95)	805	2,886
Total operating expenses	332,673	289,385	1,428,931	1,291,679

Operating earnings	8,766	33,353	68,544	112,200

Other expenses and (income)
Interest expense	8,027	2,974	22,791	13,851
Other, net	(778)	(15)	(1,162)	(308)
Total other expenses, net	7,249	2,959	21,629	13,543

Earnings before income taxes	1,517	30,394	46,915	98,657
Income tax expense	867	8,149	12,397	24,906
Net earnings	$650	$22,245	$34,518	$73,751

Net earnings per basic common share	$0.02	$0.63	$0.98	$2.07

Net earnings per diluted common share	$0.02	$0.62	$0.95	$2.05

Weighted average shares outstanding:
Basic	34,732	35,531	35,279	35,639
Diluted	35,866	36,110	36,313	35,943

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	January 1,
(In thousands)	2022	2022
Assets
Current assets
Cash and cash equivalents	$29,086	$10,666
Accounts and notes receivable, net	404,016	361,686
Inventories, net	571,065	522,324
Prepaid expenses and other current assets	62,244	62,517
Total current assets	1,066,411	957,193

Property and equipment, net	610,220	577,359
Goodwill	182,160	181,035
Intangible assets, net	106,341	110,960
Operating lease assets	257,047	283,040
Other assets, net	84,382	97,195

Total assets	$2,306,561	$2,206,782

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$487,215	$447,451
Accrued payroll and benefits	103,048	86,315
Other accrued expenses	62,465	67,893
Current portion of operating lease liabilities	45,453	47,845
Current portion of long-term debt and finance lease liabilities	6,789	6,334
Total current liabilities	704,970	655,838

Long-term liabilities
Deferred income taxes	66,293	63,692
Operating lease liabilities	239,062	266,701
Other long-term liabilities	33,376	38,292
Long-term debt and finance lease liabilities	496,792	399,390
Total long-term liabilities	835,523	768,075

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,079 and 35,948 shares outstanding	468,061	493,783
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive income (loss)	2,979	(1,455)
Retained earnings	295,028	290,541
Total shareholders’ equity	766,068	782,869

Total liabilities and shareholders’ equity	$2,306,561	$2,206,782

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	52 Weeks Ended
(In thousands)	December 31, 2022	January 1, 2022
Cash flow activities
Net cash provided by operating activities	$110,350	$161,155
Net cash used in investing activities	(100,948)	(47,978)
Net cash provided by (used in) financing activities	9,018	(122,414)
Net increase (decrease) in cash and cash equivalents	18,420	(9,237)
Cash and cash equivalents at beginning of the period	10,666	19,903
Cash and cash equivalents at end of the period	$29,086	$10,666

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(Unaudited)

	12 Weeks Ended				52 Weeks Ended
(In thousands)	December 31, 2022		January 1, 2022		December 31, 2022		January 1, 2022
Wholesale Segment:
Net sales	$1,631,503	70.7%	$1,480,299	70.7%	$6,845,236	71.0%	$6,349,753	71.1%
Operating earnings	303		10,087		55,137		45,229
Retail Segment:
Net sales	677,537	29.3%	613,128	29.3%	2,797,864	29.0%	2,581,286	28.9%
Operating earnings	8,463		23,266		13,407		66,971
Total:
Net sales	$2,309,040	100.0%	$2,093,427	100.0%	$9,643,100	100.0%	$8,931,039	100.0%
Operating earnings	8,766		33,353		68,544		112,200

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, as well as per diluted share ("adjusted EPS"), net long-term debt, capital expenditures and IT capital, and adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

At the beginning of 2022, the Company made a change to the adjusted operating earnings and adjusted earnings from continuing operations, and adjusted EPS measures to exclude the impact of LIFO expense or benefit. The Company believes the change reduces volatility associated with temporary fluctuations in inflation, enabling investors to best establish a basis for expected performance and the ability to evaluate actual results against that expectation and the industry in which the Company operates. Prior year adjusted operating earnings and adjusted earnings from continuing operations figures have been restated to align with this change in presentation.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, LIFO expense, costs related to shareholder activism, operating and non-operating costs associated with the postretirement plan amendment and settlement, non-operating costs associated with the write off of certain unamortized deferred financing costs related to the debt modification, organizational realignment and severance associated with cost reduction initiatives. Costs related to shareholder activism include consulting, legal, and other expenses incurred in relation to shareholder activism activities. Costs related to the postretirement plan amendment and settlement include non-operating expenses associated with recognition of plan settlement losses and amortization of the prior service credit related to the amendment of the retiree medical plan, which are adjusted out of adjusted earnings from continuing operations. Postretirement plan amendment and settlement costs also include operating expenses related to payroll taxes which are adjusted out of all non-GAAP financial measures. Organizational realignment includes benefits for associates terminated as part of leadership transition plans, which do not meet the definition of a reduction-in-force. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other things, LIFO expense, organizational realignment, severance associated with cost reduction initiatives and the transition impact of a new paid time off plan.

Each of these items are considered "non-operational" or "non-core" in nature.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
(In thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net earnings	$650	$22,245	$34,518	$73,751
Income tax expense	867	8,149	12,397	24,906
Other expenses, net	7,249	2,959	21,629	13,543
Operating earnings	8,766	33,353	68,544	112,200
Adjustments:
LIFO expense	13,907	8,208	56,823	18,652
Depreciation and amortization	21,906	21,451	94,180	92,711
Acquisition and integration, net	245	427	343	708
Restructuring and asset impairment, net	(933)	(95)	805	2,886
Cloud computing amortization	956	612	3,650	2,140
Organizational realignment, net	—	—	1,859	589
Severance associated with cost reduction initiatives	36	46	831	423
Stock-based compensation	1,381	891	8,589	6,975
Stock warrant	499	480	2,158	1,958
Non-cash rent	(753)	(1,079)	(3,444)	(4,059)
Loss (gain) on disposal of assets	1,141	107	1,073	(106)
Postretirement plan amendment and settlement	—	—	133	—
Costs related to shareholder activism	—	—	7,335	—
Paid time off transition adjustment	—	(21,371)	—	(21,371)
Adjusted EBITDA	$47,151	$43,030	$242,879	$213,706

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
(In thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Wholesale:
Operating earnings	$303	$10,087	$55,137	$45,229
Adjustments:
LIFO expense	13,144	6,893	48,282	15,755
Depreciation and amortization	10,999	10,786	47,601	46,487
Acquisition and integration, net	239	—	239	—
Restructuring and asset impairment, net	(147)	(4)	(2,363)	427
Cloud computing amortization	664	450	2,537	1,517
Organizational realignment, net	—	—	1,160	374
Severance associated with cost reduction initiatives	27	31	689	310
Stock-based compensation	903	530	5,646	4,373
Stock warrant	499	480	2,158	1,958
Non-cash rent	(94)	(22)	(382)	811
Loss (gain) on disposal of assets	696	70	512	(42)
Postretirement plan amendment and settlement	—	—	83	—
Costs related to shareholder activism	—	—	4,577	—
Paid time off transition adjustment	—	(10,041)	—	(10,041)
Adjusted EBITDA	$27,233	$19,260	$165,876	$107,158
Retail:
Operating earnings	$8,463	$23,266	$13,407	$66,971
Adjustments:
LIFO expense	763	1,315	8,541	2,897
Depreciation and amortization	10,907	10,665	46,579	46,224
Acquisition and integration, net	6	427	104	708
Restructuring and asset impairment, net	(786)	(91)	3,168	2,459
Cloud computing amortization	292	162	1,113	623
Organizational realignment, net	—	—	699	215
Severance associated with cost reduction initiatives	9	15	142	113
Stock-based compensation	478	361	2,943	2,602
Non-cash rent	(659)	(1,057)	(3,062)	(4,870)
Loss (gain) on disposal of assets	445	37	561	(64)
Postretirement plan amendment and settlement	—	—	50	—
Costs related to shareholder activism	—	—	2,758	—
Paid time off transition adjustment	—	(11,330)	—	(11,330)
Adjusted EBITDA	$19,918	$23,770	$77,003	$106,548

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("adjusted EBITDA") is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
(In thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Operating earnings	$8,766	$33,353	$68,544	$112,200
Adjustments:
LIFO expense	13,907	8,208	56,823	18,652
Acquisition and integration, net	245	427	343	708
Restructuring and asset impairment, net	(933)	(95)	805	2,886
Organizational realignment, net	—	—	1,859	589
Severance associated with cost reduction initiatives	36	46	831	423
Postretirement plan amendment and settlement	—	—	133	—
Costs related to shareholder activism	—	—	7,335	—
Paid time off transition adjustment	—	(21,371)	—	(21,371)
Adjusted operating earnings	$22,021	$20,568	$136,673	$114,087
Wholesale:
Operating earnings	$303	$10,087	$55,137	$45,229
Adjustments:
LIFO expense	13,144	6,893	48,282	15,755
Acquisition and integration, net	239	—	239	—
Restructuring and asset impairment, net	(147)	(4)	(2,363)	427
Organizational realignment, net	—	—	1,160	374
Severance associated with cost reduction initiatives	27	31	689	310
Postretirement plan amendment and settlement	—	—	83	—
Costs related to shareholder activism	—	—	4,577	—
Paid time off transition adjustment	—	(10,041)	—	(10,041)
Adjusted operating earnings	$13,566	$6,966	$107,804	$52,054
Retail:
Operating earnings	$8,463	$23,266	$13,407	$66,971
Adjustments:
LIFO expense	763	1,315	8,541	2,897
Acquisition and integration, net	6	427	104	708
Restructuring and asset impairment, net	(786)	(91)	3,168	2,459
Organizational realignment, net	—	—	699	215
Severance associated with cost reduction initiatives	9	15	142	113
Postretirement plan amendment and settlement	—	—	50	—
Costs related to shareholder activism	—	—	2,758	—
Paid time off transition adjustment	—	(11,330)	—	(11,330)
Adjusted operating earnings	$8,455	$13,602	$28,869	$62,033

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under GAAP and should not be considered as a substitute for operating earnings, and other income statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Net Earnings to Adjusted Earnings from

Continuing Operations, as well as per diluted share (“adjusted EPS”)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	December 31, 2022			January 1, 2022
		per diluted			per diluted
(In thousands, except per share amounts)	Earnings	share		Earnings	share
Net earnings	$650	$0.02		$22,245	$0.62
Adjustments:
LIFO expense	13,907			8,208
Acquisition and integration, net	245			427
Restructuring and asset impairment, net	(933)			(95)
Organizational realignment, net	—			—
Severance associated with cost reduction initiatives	36			46
Postretirement plan amendment and settlement	(758)			—
Paid time off transition adjustment	—			(21,371)
Write off of deferred financing costs	236			—
Total adjustments	12,733			(12,786)
Income tax effect on adjustments (a)	(3,213)			2,940
Total adjustments, net of taxes	9,520	0.26	*	(9,846)	(0.28)	*
Adjusted earnings from continuing operations	$10,170	$0.28		$12,399	$0.34
* Includes rounding

	52 Weeks Ended
	December 31, 2022			January 1, 2022
		per diluted			per diluted
(In thousands, except per share amounts)	Earnings	share		Earnings	share
Net earnings	$34,518	$0.95		$73,751	$2.05
Adjustments:
LIFO expense	56,823			18,652
Acquisition and integration, net	343			708
Restructuring and asset impairment, net	805			2,886
Organizational realignment, net	1,859			589
Severance associated with cost reduction initiatives	831			423
Pension refund from annuity provider	(200)			—
Postretirement plan amendment and settlement	(776)			—
Costs related to shareholder activism	7,335			—
Paid time off transition adjustment	—			(21,371)
Write off of deferred financing costs	236			—
Total adjustments	67,256			1,887
Income tax effect on adjustments (a)	(17,083)			(737)
Total adjustments, net of taxes	50,173	1.38		1,150	0.03
Adjusted earnings from continuing operations	$84,691	$2.33		$74,901	$2.08

(a)
The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Notes: Adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), is a non-GAAP operating financial measure that the Company defines as net earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	December 31, 2022	January 1, 2022
Current portion of long-term debt and finance lease liabilities	$6,789	$6,334
Long-term debt and finance lease liabilities	496,792	399,390
Total debt	503,581	405,724
Cash and cash equivalents	(29,086)	(10,666)
Net long-term debt	$474,495	$395,058

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ended
(In thousands)	December 31, 2022	January 1, 2022
Net cash provided by operating activities	$110,350	$161,155
Less:
Purchases of property and equipment	97,280	79,427
Free cash flow	$13,070	$81,728

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ended
(In thousands)	December 31, 2022	January 1, 2022
Purchases of property and equipment	$97,280	$79,427
Plus:
Cloud computing spend	4,817	6,364
Capital expenditures and IT capital	$102,097	$85,791

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.